As filed with the Securities and Exchange Commission on April 24, 2024

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Niu Technologies

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

No. 1 Building, No. 195 Huilongguan East Road,

Changping District, Beijing 102208

People’s Republic of China

+8610-6432-1899

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2018 Share Incentive Plan
(Full title of the plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

+1 302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Copies to:

Fion Wenjuan Zhou Chief Financial Officer Niu Technologies No. 1 Building, No. 195 Huilongguan East Road, Changping District, Beijing 102208 People’s Republic of China +8610-6432-1899	Shu Du, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen's Road Central Hong Kong +852 3740-4700

EXPLANATORY NOTE

This registration statement on Form S-8 is being filed by Niu Technologies (the “Registrant”) for the purpose of registering an aggregate of 13,000,000 additional Class A ordinary shares, par value US$0.0001 per share (the “Class A Ordinary Shares”) of the Registrant issuable pursuant to the 2018 Share Incentive Plan of the Registrant (the “2018 Plan”) and consists of only those items required by General Instruction E to Form S-8.

Previously, an aggregate of 12,595,183 Class A Ordinary Shares of the Registrant were registered for issuance under the Registrant’s Amended and Restated 2016 Global Share Incentive Plan and the 2018 Plan pursuant to the Registrant’s registration statement on Form S-8 (File No. 333-229190) filed with the Securities and Exchange Commission (the “Commission”) on January 11, 2019 (the “Existing S-8 Registration Statement”). In accordance with General Instruction E to Form S-8, the contents of the Existing S-8 Registration Statement are incorporated herein by reference, except as otherwise set forth herein.

Pursuant to certain provisions of the 2018 Plan (referred to as the “evergreen provisions”), the maximum aggregate number of Class A Ordinary Shares that may be issued under the 2018 Plan is 6,733,703 ordinary shares, which shall be increased by a number equal to 1.5% of the Registrant’s total number of ordinary shares issued and outstanding on the last day of the immediately preceding fiscal year. The additional securities registered hereby consist of 13,000,000 Class A Ordinary Shares that were added to the then maximum aggregate number of shares issuable pursuant to the 2018 Plan pursuant to the 2018 Plan’s evergreen provisions, but were not registered under the Existing S-8 Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the 2018 Plan, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by Niu Technologies (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)	The Registrant’s annual report on Form 20-F, as amended (File No. 001-38696) for the year ended December 31, 2023, filed with the Commission on April 24, 2024; and

(b)	The description of the Registrant’s Class A ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-38696) filed with the Commission on October 9, 2018, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s currently effective amended and restated articles of association, adopted by its shareholders on September 24, 2018 and effective conditional and immediately prior to the completion of the Company's initial public offering of Class A Ordinary Shares, provide that the Registrant shall indemnify our directors or officers for the time being and from time to time against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such person, other than by reason of such person's own dishonesty, wilful default or fraud, in or about the conduct of our business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such persons in defending (whether successfully or otherwise) any civil proceedings concerning us or our affairs in any court whether in the Cyaman Islands or elsewhere.

Pursuant to the indemnification agreements, the form of which was filed as Exhibit 10.3 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-227497), the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

See the Index to Exhibits attached hereto.

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Sixth Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.2 to the registration statement on Form F-1, as amended (File No. 333-227497))
4.2	Registrant’s Specimen Certificate for Class A Ordinary Shares (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form F-1, as amended (File No. 333-227497))
4.3	Deposit Agreement, dated October 18, 2018, among the Registrant, Citibank, N.A. as depositary, and holders and beneficial owners of American Depositary Shares issued thereunder (incorporated herein by reference to Exhibit 4.3 of the Registrant’s registration statement on Form S-8 (File No. 333-229190))
5.1*	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the Class A ordinary shares being registered
10.1	2018 Share Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the registration statement on Form F-1, as amended (File No. 333-227497))
23.1*	Consent of KPMG Huazhen LLP
23.2*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page hereto)
107*	Filing Fee Table

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on April 24, 2024.

Niu Technologies

By:	/s/ Yan Li
Name:	Yan Li
Title:	Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Yan Li and Fion Wenjuan Zhou, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yan Li	Chairman of the Board of Directors and Chief Executive	April 24, 2024
Yan Li	Officer (Principal Executive Officer)

/s/ Fion Wenjuan Zhou	Director and Chief Financial Officer (Principal Financial	April 24, 2024
Hardy Peng Zhang	and Accounting Officer)

/s/ Mei-Wei Cheng		April 24, 2024
Mei-Wei Cheng	Independent Director

/s/ Julian Juul Wolhardt		April 24, 2024
Julian Juul Wolhardt	Independent Director

/s/ Changqing Ye		April 24, 2024
Changqing Ye	Independent Director

/s/ John Jinshu Zhang		April 24, 2024
John Jinshu Zhang	Independent Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Niu Technologies, has signed this registration statement in Newark, Delaware, United States of America on April 24, 2024.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director